Exhibit 19

Insider Trading

Entergy system policy

Rev. 6 | 10/27/2023

SME: Mia Jahncke

mjahnc1@entergy.com

Responsible Officer: Marcus Brown

Table of contents

Table of contents	1
Why do we need this policy?	2
1.1 What is the purpose of the Insider Trading policy?	2
1.2 What are our responsibilities?	2
What do we need to know?	2
2.1 Prohibited transactions	2
2.2 Permitted transactions	4
2.3 Additional restrictions for Directors, Executive Officers, and Restricted Employees	4
2.4 Additional restrictions applicable only to Directors and Executive Officers	6
2.5 Policies regarding disclosure and protection of Material Nonpublic Information	6
2.6 Potential criminal and civil liability and/or disciplinary action	7
2.7 Questions and interpretation requests	7
2.8 Contact the Entergy Ethics Line	8
Helpful information	8
Terms to know	8
Other useful documents	10
Need more information?	10
Approvals	10

Entergy core values

Safety	Teamwork	Always learning	Integrity	Respect

Why do we need this policy?
1.1 What is the purpose of the Insider Trading policy?
This Policy prohibits Covered Persons from trading in Entergy Securities while in possession of Material Nonpublic Information or taking any action that takes advantage of or passes on to others such information. This Policy also establishes additional trading restrictions applicable only to Directors, Executive Officers and Restricted Employees. This Policy applies not only to Covered Persons and certain other persons affiliated with the Company, but also to their spouses, minor children, adult family members sharing the same household and any other person over whom the Covered Person (or other affiliated person) exercises substantial control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which a Covered Person (or other affiliated person) has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.
1.2 What are our responsibilities?
•1.2.1    The General Counsel and the Legal Department are responsible for providing legal advice on securities law matters (including insider trading issues) and administering all insider trading procedures, including those focused on compliance with Section 16 of the Exchange Act and related matters.
•1.2.2    Covered Persons shall immediately report known, suspected, or potential violations of this Policy by following the procedures described in the Reporting Violations Policy.
What do we need to know?
2.1 Prohibited transactions
•2.1.1    Purchases and sales of Entergy securities. No Covered Person may buy, sell or transact in Entergy Securities in any manner when in possession of Material Nonpublic Information (other than those transactions permitted by Section 2.2 below or transactions effected pursuant to a trading plan that complies with SEC Rule 10b5-1 and established in accordance with the procedures set forth in Section 2.3.3 below).
•2.1.2    “Tipping” information. No Covered Person may communicate Material Nonpublic Information to someone else, including family members, if there is reason to believe that such other person may act on it by buying or selling Entergy stock or other Entergy Securities.
•2.1.3    Trading in securities of other companies. No Covered Person may buy, sell or transact in the securities of any company or entity while in possession of Material Nonpublic Information with respect to such company or entity obtained in the course of conducting business for an Entergy System Company or communicate such information
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to another person if there is reason to believe that the other person may act on it by buying or selling such company’s or entity’s securities.
•2.1.4    Short sales. Covered Persons may not engage in a short sale of Entergy Securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”). Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.
•2.1.5    Investments in derivatives of the Company’s securities. No Director or Employee shall invest in Company-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, trading in straddles and the like. However, holding and exercising stock options, restricted stock units or other derivative securities granted under the Company’s equity compensation plans is not prohibited by this Policy. This Policy does not prohibit Covered Persons from purchasing market indexes, mutual funds, or broadly marketed investment vehicles that may include Entergy stock.
•2.1.6    Hedging. Covered Persons are prohibited from entering into hedging or monetization transactions or similar arrangements with respect to any Company securities that they hold directly or indirectly. This prohibition extends to the hedging of equity compensation.
•2.1.7    Pledging or margin purchases. Directors and Entergy System Officers are prohibited from pledging any Entergy Securities, including equity compensation, or entering into margin accounts involving the Company’s securities. This means such persons are prohibited from borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with “cashless” exercises of stock options under the Company’s equity compensation plans).
•2.1.8    Transaction in Entergy Corporation savings plans. The prohibition against transacting in Entergy Securities at a time when in possession of Material Nonpublic Information also applies to the following transactions effected pursuant to the Entergy Savings Plans:
oInitial elections under the Savings Plans involving the Entergy stock fund;
oChanges in existing elections under Savings Plan Accounts involving the Entergy stock fund;
oReallocation of funds in Savings Plan accounts involving the Entergy stock fund; and
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oBorrowing money against a Savings Plan account if the loan will result in a liquidation of some or all of an Entergy stock fund balance, or pre-paying a plan loan if the pre-payment will result in allocation of loan proceeds to the Entergy stock fund.
•2.1.9    Dividend Reinvestment Plan and Direct Stock Purchase Plan. The prohibition against transacting in Entergy Securities while in possession of Material Nonpublic Information also applies to elections to make new cash investments in the Entergy Corporation Dividend Reinvestment Plan and Direct Stock Purchase Plan.
2.2 Permitted transactions
The transactions listed below are permitted while in possession of Material Nonpublic Information:
•2.2.1    Stock option exercises. Stock options may be exercised while in possession of Material Nonpublic Information; however, the sale or transfer of stock acquired as a result of such option exercise while still in possession of Material Nonpublic Information is prohibited. A “cash free” option exercise (i.e., where part of the shares subject to the option are sold to pay the exercise price and fees) is deemed a sale of Entergy Securities for purposes of this Policy, and therefore, may not be executed when in possession of Material Nonpublic Information.
•2.2.2    Entergy savings plans. Purchases made in the Entergy Corporation stock fund in Entergy Corporation’s Savings Plans resulting from periodic contributions to the Savings Plans pursuant to payroll deductions.
•2.2.3    Dividend reinvestment plan. Purchases of Entergy stock through the Entergy Corporation dividend reinvestment plan resulting from the reinvestment of dividends paid on Entergy stock.
•2.2.4    Trading plans. Transactions effected pursuant to a trading plan that complies with SEC Rule 10b5-1 and approved in accordance with Section 2.3.3 below.
•2.2.5    Gifts. Gifts of Entergy securities unless the donor has reason to believe that the recipient intends to sell the securities at a time when the donor would not be permitted to sell such securities under this Policy.
2.3 Additional restrictions for Directors, Executive Officers, and Restricted Employees
•2.3.1    Window Periods. Directors, Executive Officers, and Restricted Employees are only permitted to trade in Entergy Securities during a Window Period.
oA Window Period begins after one full trading day has elapsed following the day on which Entergy Corporation issues its quarterly earnings release and ends at the close of trading on the 15th day of the third month of the Company’s fiscal quarter or, if such day is not a trading day, on the last preceding trading day.
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Notwithstanding the above, the General Counsel may determine that the trading window will not be opened or may close the trading window and terminate the Window Period at any time and for any reason.
oThe General Counsel may waive application of the Window Period to an individual in hardship circumstances if the General Counsel determines, based on the representation of the affected Director, Executive Officer or Restricted Employee, that the affected person does not possess Material Nonpublic Information.
•2.3.2    Pre-clearance policy
oAll transactions in Entergy Securities by Directors, Executive Officers and Restricted Employees, including transactions executed by their immediate family members, by entities controlled by any of the foregoing persons or by family trusts, must be pre-cleared by a Compliance Officer. Transactions that require preclearance, include, without limitation:
Open-market purchases and sales of Entergy Securities;
Cashless exercise of stock options;
Transfers into or out of the Entergy stock fund of an Entergy Corporation Savings Plan;
Gifts or any other transfer of Entergy Securities; and
New elections to participate in the Dividend Reinvestment Plan or Direct Stock Purchase Plan.
oA request for pre-clearance should be submitted by e-mail to either of the Compliance Officers at least two business days in advance of the proposed transaction. If pre-clearance is granted, the transaction must be completed within two business days after the date of such pre-clearance (or before the end of the Window Period, if sooner).
oIf pre-clearance is denied, the person making the request must treat the request and the denial of pre-clearance as if it is Material Nonpublic Information until otherwise instructed by the Compliance Officer.
•2.3.3    Rule 10b5-1 trading plans
oDirectors, Executive Officers and Restricted Employees who are subject to the Window Period may establish a trading plan under SEC Rule 10b5-1 subject to the prior written approval of a Compliance Officer. Written approval is also required in order to amend or terminate any existing Rule 10b5-1 Trading Plan.
o10b5-1 trading plans may be established, amended or terminated only during a Window Period and at a time when the person establishing, amending or terminating the plan is not in possession of Material Nonpublic Information.
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oAll 10b5-1 trading plans must be approved by a Compliance Officer and must meet the requirements of SEC Rule 10b5-1 and the Company’s guidelines for Rule 10b5-1 Plans, which may be obtained by a Compliance Officer.
oTransactions effected pursuant to a trading plan established pursuant to this Section 2.3.3 will not require further pre-clearance at the time of the transaction.
2.4 Additional restrictions applicable only to Directors and Executive Officers
•2.4.1    Section 16 compliance manual. Directors and Executive Officers must comply with the reporting and other obligations of Section 16 set forth in the Compliance Manual for Directors and Section 16 Reporting Officers referenced below.
•2.4.2    Pension fund blackout periods. Directors and Executive Officers may not, directly or indirectly, purchase, sell or otherwise acquire or transfer Entergy Securities during any pension fund “blackout period.” Directors and Executive Officers will receive notice of any pension fund blackout period as provided in applicable law.
2.5 Policies regarding disclosure and protection of Material Nonpublic Information
•2.5.1    Communication of Material Nonpublic Information. Material Nonpublic Information may not be disclosed to anyone, except the persons within an Entergy System Company or third party agents of an Entergy System Company whose positions require them to know such information, until such information has been Publicly Disclosed. The prohibition against disclosure of Material Nonpublic Information extends to anonymous posting of information on the internet or social media.
•2.5.2    Confidentiality of Nonpublic Information. Nonpublic information relating to Entergy is the property of Entergy, and the unauthorized disclosure of such information is forbidden. In the event any Covered Person receives any inquiry from outside Entergy, such as a stock analyst, for information (such as financial results and/or projections), the inquiry should be referred to the appropriate individual or department as provided in the Disclosure and Public Communication Policy.
•2.5.3    Material Nonpublic Information regarding other companies. In the ordinary course of doing business, employees may come into possession of Material Nonpublic Information with respect to other companies. An individual receiving Material Nonpublic Information in such a manner has the same duty not to disclose the information to others or to use that information in connection with securities transactions of such other company as such individual has with respect to Material Nonpublic Information about the Company.
If the Company is in the process of negotiating a significant transaction with another company, employees are cautioned not to trade in the stock of that company if they are
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in possession of Material Nonpublic Information concerning such company. If an employee is not certain whether it is permissible to trade in the stock of such company, the employee should contact a Compliance Officer before making any trades.
•2.5.4    Internet. Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or by social media.
•2.5.5    Inadvertent disclosure of Material Nonpublic Information. If Material Nonpublic Information regarding the Company is inadvertently disclosed, no matter what the circumstances, by any employee, the person making or discovering that disclosure should immediately report the facts to Entergy’s General Counsel.
2.6 Potential criminal and civil liability and/or disciplinary action
•2.6.1    Liability for insider trading. Pursuant to federal and state securities laws, Covered Persons may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in Entergy’s securities at a time when they have knowledge of Material Nonpublic Information regarding Entergy.
•2.6.2    Liability for tipping. Covered Persons may also be liable for improper transactions by any person to whom they have disclosed Material Nonpublic Information regarding Entergy or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Entergy’s securities (commonly referred to as a “tippee”). The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
•2.6.3    Individual responsibility. Individuals subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not trade in Entergy Securities (or the securities of another firm) while in possession of Material Nonpublic Information. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you, and any action on the part of the Company, the Compliance Officers or any other employee or director pursuant to this Policy does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Employees of Entergy who violate this Policy shall also be subject to disciplinary action by Entergy which may include termination of employment.
2.7 Questions and interpretation requests
Consult the Compliance Officers with any questions concerning the interpretation of the foregoing requirements, including whether particular information is Material Nonpublic Information or whether such information has been Publicly Disclosed, prior to engaging in a transaction in Entergy Securities.
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2.8 Contact the Entergy Ethics Line
All Employees, agents and contractors of Entergy shall immediately report known, suspected, or potential violations of this policy by following the procedures described in the Reporting Violations Policy. That includes reporting the matter to the online Entergy Ethics Line or by calling 1-888-257-ETHIC (3844).
If you are unsure of whether to contact the Ethics Line, use the Should I call the Ethics Line decision tool to guide you in finding the best company resources to discuss and report issues.
Helpful information
Terms to know
•Compliance Officer – The General Counsel or the Vice President and Deputy General Counsel responsible for securities law matters (or other attorney performing similar functions).
•Covered Persons – Directors, Employees, contractors or any agent of the Company.
•Director – Any member of the Board of Directors of Entergy Corporation.
•Employee – Any full-time or part-time payroll employee of an Entergy System Company.
•Entergy Securities – All securities issued by an Entergy System Company including common and preferred stock, bonds, debentures, notes, options, stock units in benefit plans and other equity or debt securities including derivatives.
•Entergy, Entergy System Company or Company – Entergy Corporation and all of its subsidiaries and any affiliates in which Entergy Corporation has a direct or indirect majority ownership interest.
•Entergy System Officer – Any officer of an Entergy System Company at System Management Level 1 through 4.
•Executive Officers – Entergy System Officers subject to the reporting requirements of Section 16 of the Exchange Act, as designated by the Board of Directors or otherwise identified by the Compliance Officers.
•Material Information – Information is considered to be Material Information if there is a substantial likelihood a reasonable investor would consider the information important in making a decision to buy, hold or sell Entergy Securities. Examples of information that may be deemed to be Material Information include, but are not limited to, the following:
oearnings information, including earnings guidance;
omergers, acquisitions, tender offers, joint ventures or changes in assets;
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onew products or discoveries or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
ochanges in control of the Company or in management;
ochanges in auditors or auditor notification that the issuer may no longer rely on an audit report;
oevents regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of security holders or public or private sales of additional securities);
oa major cybersecurity incident;

obankruptcies or receivership; and
oactual or threatened major litigation or the resolution of such litigation.
Both positive and negative information may be Material Information. Guidance about earnings estimates, including whether anticipated earnings will be higher than, lower than, or even the same as what the Company has previously estimated or what analysts have been forecasting likely will be considered Material Information.
Because materiality is an area that sometimes requires specialized judgment, if there is a question about materiality, persons subject to this policy should contact a Compliance Officer.
•Material Nonpublic Information – Material Information that has not been Publicly Disclosed.
•Policy – This Insider Trading Policy.
•Publicly Disclosed – Information that has been disclosed in a manner reasonably designed to provide broad, non-exclusionary distribution of the information to investors generally, such as by means of a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. Once information has been widely disseminated, it may still be necessary to afford the investing public with sufficient time to absorb the information. As a rule of thumb, information should be considered nonpublic until at least one full trading day has elapsed since the information has been Publicly Disclosed. Any question about whether information has been Publicly Disclosed within the meaning of this Policy should be directed to a Compliance Officer.
•Restricted Employee – Any Entergy System Officer who is not a Director or Executive Officer and any employee who, by virtue of his or her relationship with the Company, is identified by a Compliance Officer as a restricted employee under this Policy.
•SEC – The U.S. Securities and Exchange Commission.
•Window Period – The Window Period as defined in Section 2.3.1 of this Policy.
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Other useful documents
•Insider Trading and Securities Fraud Enforcement Act of 1988, Pub. L. No. 100-704, 102 Stat. 4677
•Regulation FD, 17 CFR, Part 243, SEC Release Nos. 33-7881, 34-43154, IC- 24599
•Securities Act of 1933, 15 U.S.C.A. Sections 77a-77zzz
•Securities Exchange Act of 1934, 15 U.S.C.A. Sections 78a-78i (the “Exchange Act”
•Sarbanes Oxley Act of 2002, Pub. L. No.107-204, 116 Stat 745 (codified in scattered sections of 12 &15 U.S.C.)
•Compliance Manual for Directors and Section 16 Reporting Officers
•Entergy System Policies and Procedures
•Code of Business Conduct and Ethics for Members of the Board of Directors
•Code of Entegrity – refer to section titled Insider Trading
•Disclosure and Public Communication
•Disclosure for Compliance with Regulation FD
•Protection of Information
•Reporting Violations
Need more information?
If you have questions related to this Policy, please contact your manager, the Ethics and Compliance department (ethics@entergy.com) or a representative from the legal department.

Approvals

Title: Insider Trading	Last revision: 10/27/2023	Rev. 6
Subject matter expert: Mia Jahncke mjahnc1@entergy.com	Responsible officer: Marcus V. Brown, General Counsel	Approved by: Board of Directors
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